EXHIBIT 99.1

ION MEDIA NETWORKS TO LAUNCH NEW DIGITAL HEALTH NETWORK

Consumer Health Programming Serving Vital Community Needs to Launch on Largest TV Station Group

(West Palm Beach, FL – May 31, 2006) – ION Media Networks (AMEX: ION) (the “Company”) today announced its plan to launch the country’s first 24-hour digital broadcast network dedicated exclusively to consumer healthcare and healthy living. The service is scheduled to launch under the working title “I-Health” in late 2006 on the Company’s owned and operated television stations, with the expectation of a full rollout, including additional distribution and content partners, in 2007.

Recognizing rising levels of chronic health conditions as well as the related healthcare crisis in the U.S., ION Media Networks will apply a consumer preventive healthcare and education-centric approach to programming the network. The mission of the network will be to provide credible, accurate, and life-enhancing information, helping consumers across all age groups, geographies, and income levels make informed health decisions on lifestyle, prevention, treatment, and post-treatment.

“Through extensive research, we confirmed that consumers want trusted healthcare information on television, but no channel today satisfies this important need,” said ION Media Networks CEO Brandon Burgess. “The data shows exponential healthcare demand in the coming years, and we want to be the first to offer a dedicated consumer-centric broadcast channel. Digital broadcast multicast technology allows us to launch such a public interest network and advance the digital TV transition by offering this value-added sponsored service at no cost to consumers.”

ION will debut I-Health on its group of digital TV stations with a programming line-up drawn from some of the leading providers of credible and informative healthcare content, including the Information Television Network (ITV), which produces such shows as “Cutting Edge Medical Report,” “Healthy Body, Healthy Mind,” and “Growing Up Hispanic”; Aquarius Health Care Media, which boasts a library of programs covering a broad range of categories, including aging, caregiving, disease and disabilities, children and teen issues, and women’s health; and Breakthrough Entertainment, a leading producer of reality-based medical programming with signature series, “Patient Files” and “Little Miracles,” focusing on the personal stories of real people facing chronic conditions.

The network will also feature short-form news segments and web-based content on chronic illness, family health issues, and the latest medical technologies and breakthroughs, provided by Ivanhoe Broadcast News and a number of leading health-themed websites. Rounding out the schedule will be a variety of health-oriented programs focusing on topics such as exercise, wellness, medical procedures, and alternative health.

“As dedicated producers of health and wellness programming for the past 15 years, we understand the crucial need for readily accessible and highly credible consumer-focused health content,” stated Ed Lerner, President of Information Television Network. “We are pleased to partner with ION Media Networks to bring timely health information to viewers when and where they want it, through one trusted brand.”

“With the increasing demand on consumers to better manage their health, we are thrilled to have joined forces with ION Media Networks in creating a dedicated outlet that empowers people with the vital information they need to make informed choices not only for themselves, but also for their families,” said Leslie Kussmann, President/Producer of Aquarius Health Care Media.

“The broad healthcare themes and medical integrity provided by our consortium of content partners will be unparalleled, offering consumers an alternative to the existing overly sensational medical programming and the challenges associated with navigating the Internet for important and trusted health information,” said ION’s Senior Vice President of Business Affairs, Marc Zand, who is overseeing the strategic development of the Company’s multicast channels.

To ensure the ongoing medical integrity of the network, ION Media Networks will establish an advisory board of medical experts and health professionals, who will provide guidance on content selection and advertising guidelines.

Earlier this year, ION Media Networks commissioned focus groups and consumer research that addressed the public need and interest in a health-oriented television service. The research concluded that consumers are acutely aware of and affected by the increase in chronic illness, the negative effects of poor lifestyle choices, and the financial strain to obtain medical care focused more on treatment than prevention.

•	The U.S. is the most obese country in the world, and the number of obese Americans has increased by over 60% in the last decade. The increase in obesity has led to a greater prevalence of heart disease, hypertension, and diabetes.

•	Nearly 50% of those surveyed by ION Media Networks say they have a chronic health condition, and one-third report receiving hospital care within the past year.

•	Forty percent of those surveyed report not having enough money in the past year to pay for medical costs or healthcare.

Viewing television as their most trusted medium, but dissatisfied with existing content, consumers universally understand the benefits of possessing credible and educational health information which will allow for healthier lifestyle choices and more informed decisions regarding treatment options.

•	Consumers are most likely to learn about new treatments or prevention from television (36%), a doctor (22%), and the Internet (21%).

•	Satisfaction with current health information overall is below 50%.

•	Nearly 75% of consumers surveyed report low satisfaction with television as a source of health information.

•	Close to 50% say it is “extremely important” that suppliers of health information provide accurate, up-to-date information from a trusted source. Satisfaction with health information on television is low among these most important attributes.

Consumers perceive value in new digital television (DTV) channels, with a keen interest in a health channel concept.

•	The overall idea of having new DTV channels is appealing to nearly 60% of consumers.

•	Health ranks first in interest and need for new DTV channel concepts, with nearly half showing strong interest in a DTV health channel.

•	Certain groups over-index in DTV interest (and specific interest in a healthcare channel) at 60% or higher, including consumers with broadcast-only reception, non-whites, consumers with chronic health conditions, consumers unable to pay for healthcare, women, ages 55 to 64, and those with incomes below $35K.

•	More than half (52%) of those surveyed showed strong interest in the I-Health concept.

About ION Media Networks
ION Media Networks owns and operates the nation’s largest broadcast television station group and the i network, reaching approximately 92 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. On February 28, 2006, the Company announced that it is changing its corporate name from Paxson Communications Corporation to ION Media Networks, Inc. The Company is currently doing business as ION Media Networks pending approval of the corporate name change by its stockholders at its annual meeting on June 23, 2006. For more information, please visit www.ionmedia.tv.

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Media Contacts:
Leslie Monreal
561.682.4134
lesliemonreal@ionmedia.tv

Joe LoBello
212.986.6667
lobello@braincomm.com

Investor Contact:
Richard Garcia
561.682.4209
richardgarcia@ionmedia.tv